Smithfield

FOR IMMEDIATE RELEASE

Smithfield Reports Sharply Higher Third Quarter Earnings

Smithfield, Virginia (March 1, 2005)—Smithfield Foods, Inc. (NYSE: SFD) today announced that net income for the third quarter of fiscal 2005 was $97.5 million, or $.87 per diluted share, versus income from continuing operations last year of $42.1 million, or $.38 per diluted share. Sales were $3.1 billion compared with $2.7 billion last year. This year’s third quarter and year-to-date periods included 13 and 39 weeks, respectively, compared to 14 and 40 weeks, respectively last year.

Following are the company’s sales and operating profit by segment:

(in millions)	13 Weeks Ended January 30, 2005	14 Weeks Ended February 1, 2004	39 Weeks Ended January 30, 2005	40 Weeks Ended February 1, 2004
Sales
Pork	$2,062.3	$1,844.2	$5,710.0	$4,134.4
Beef	551.6	600.0	1,673.5	1,865.4
Hog Production	544.3	340.1	1,598.0	979.8
Other	346.9	207.1	835.2	573.2

	3,505.1	2,991.4	9,816.7	7,552.8
Intersegment	(445.0)	(287.7)	(1,385.8)	(807.8)

Total Sales	$3,060.1	$2,703.7	$8,430.9	$6,745.0

Operating Profit
Pork	$49.8	$99.6	$111.5	$124.5
Beef	(0.2)	7.4	(7.0)	79.4
Hog Production	145.1	(7.8)	342.9	53.7
Other	13.9	13.6	34.1	12.0
Corporate	(24.8)	(15.2)	(67.2)	(43.9)

Total Operating Profit	$183.8	$97.6	$414.3	$225.7

The substantial increase in earnings is attributable to the continued success of Smithfield’s vertically integrated pork operations, enabling the company to realize improved profitability during this period of increased livestock cost. In the quarter, the company’s hog production operations benefited from a 48 percent increase in live hog market prices year over year. Raising costs remained about the same as last year, but down about $1.50 per hundredweight from the second quarter. Despite the sharply higher livestock prices, fresh pork margins remained solid as the result of continued strong export and domestic pork demand. The company’s beef segment operated at near breakeven levels due to the continuing difficult market conditions in the beef and cattle industries.

Pork exports continued strong in the quarter, running 26 percent ahead of the same period last year and increasing 23 percent year-to-date, after adjusting for the additional week last year. Price increases in fresh pork, however, were not sufficient to fully recover the much higher raw material costs.

Processed meats margins also were down from a year ago on considerably higher input costs. The company continued to drive volume, however, in important value-added, pre-cooked categories, including bacon, entrees and ribs, which grew at double-digit rates.

Smithfield’s beef segment earnings were at a break-even level in spite of weak demand, closed export markets, tight cattle supplies and high cattle costs. Beef volume was down four percent compared with a year ago, after adjusting for the additional week a year ago. Last year’s third quarter was adversely impacted by $11 million in pre-tax costs and inefficiencies in the beef segment related to the reported case of BSE in Washington state.

Other segment earnings were slightly above the same quarter last year, led by the company’s turkey operations, which reported improved results.

For the first three quarters, income from continuing operations and diluted earnings per share were $210.8 million and $1.88 per share compared to $91.6 million and $.82 per share for the 40-week period ended February 1, 2004.

“Through our vertical integration strategy, our pork processing and hog production operations combined to produce a record quarter from operations, even though we had no earnings contribution from our beef business. I am confident that this combination of businesses should produce improved fourth quarter results over a year ago, despite a relatively strong fourth quarter in fiscal 2004,” said Joseph W. Luter, III, Smithfield’s chairman and chief executive officer.

Mr. Luter noted that the company recently announced an important transaction that will strengthen substantially the latest addition to its business model, cattle feeding. Smithfield has signed an agreement in principle to form a 50/50 stand-alone joint venture cattle feeding business with ContiBeef LLC, a subsidiary of ContiGroup Companies, Inc. “This will be a significant transaction that further supports our growth in the beef and cattle industries. The financing for the venture will come from equity investments by ContiGroup Companies and ourselves and a non-recourse bank credit facility. More importantly, we will be partnering with management, whom we believe, are the best operators in the cattle feeding industry to run the business,” he said.

“I continue to be optimistic about our future, said Mr. Luter. “It appears that the pork export market will remain at high levels, which will drive the domestic pork market and live hog markets. The futures markets confirm the positive live hog market outlook. Additionally, the U.S. hog breeding herd remains stable. We are positioned for consistent, future growth,” he said.

With sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended January 30, 2005	14 Weeks Ended February 1, 2004	39 Weeks Ended January 30, 2005	40 Weeks Ended February 1, 2004
Sales	$3,060.1	$2,703.7	$8,430.9	$6,745.0
Cost of sales	2,706.3	2,435.5	7,540.4	6,098.7

Gross profit	353.8	268.2	890.5	646.3
Selling, general and administrative expenses	170.0	170.6	476.2	420.6
Interest expense	36.1	33.7	96.2	86.9

Income from continuing operations before income taxes	147.7	63.9	318.1	138.8
Income taxes	50.2	21.8	107.3	47.2

Income from continuing operations	97.5	42.1	210.8	91.6
Income from discontinued operations, net of tax	—	4.0	—	12.8

Net income	$97.5	$46.1	$210.8	104.4

Income per share:
Basic:
Continuing operations	$.88	$.38	$1.90	$.83
Discontinued operations	—	.04	—	.12

Net income	$.88	$.42	$1.90	$.95

Diluted:
Continuing operations	$.87	$.38	$1.88	$.82
Discontinued operations	—	.03	—	.12

Net income	$.87	$.41	$1.88	$.94

Weighted average shares outstanding:
Basic	111.2	110.7	111.2	110.1
Diluted	112.3	111.5	112.2	111.5